EX-3.2                    CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                        Certificate of Amendment to
                         Articles of Incorporation
                       For Nevada Profit Corporation
           (Pursuant to NRS 78.380 - Before Issuance of Stock)

1.  Name of corporation: World Am Communications, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article IV: Shares of Stock

A. Common Stock: The corporation is authorized to issue 500,000,000 shares of common stock having $0.0001 par value.

B. Class A Preferred Stock: The corporation is authorized to issue 40,000,000 shares of Class A Preferred Stock having $0.0001 par value.

C. Class B Preferred Stock: The corporation is authorized to issued 40,000,000 shares of Class B Preferred Stock having $0.0001 pare value.

3. The undersigned declare that they constitute at least two-thirds of the incorporators (check) ________ or of the board of directors (check) ___X____

4. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5.  Signatures:


/s/  James H. Alexander
President

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.